Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Paymentus Holdings, Inc. of our report dated March 22, 2021, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is May 13, 2021, relating to the financial statements, which appears in Paymentus Holdings, Inc.’s Prospectus dated May 25, 2021, filed pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No. 333-255683).

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
May 26, 2021